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                                                                      EXHIBIT 21


              SUBSIDIARIES OF HORNBECK-LEEVAC MARINE SERVICES, INC.


                                                           STATE
                                                            OF
SUBSIDIARY NAME                                        INCORPORATION                NAME DOING BUSINESS AS
Hornbeck Offshore Services, Inc.                         Delaware              Hornbeck Offshore Services, Inc.

HORNBECK-LEEVAC Marine Operators, Inc.                   Delaware           HORNBECK-LEEVAC Marine Operators, Inc.

LEEVAC Marine, Inc.                                      Louisiana                    LEEVAC Marine, Inc.

Energy Services Puerto Rico, Inc.                        Louisiana             Energy Services Puerto Rico, Inc.



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